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                                                                     EXHIBIT 5.1

                                October 4, 1999

Network Associates, Inc.
3965 Freedom Circle
Santa Clara, California 95054

      RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 4, 1999, in connection with the registration under the Securities Act of 1933, as amended, of (i) 4,700,000 shares of Common Stock to be issued under the Networks Associates, Inc. (the "Company") 1997 Stock Incentive Plan, (ii) 1,500,000 shares of Common Stock to be issued under the Company's 1994 Employee Stock Purchase plan, and (iii) 500,000 shares of Common Stock to be issued under the Company's 1993 Stock Option Plan for Outside Directors (collectively the "Shares") (collectively the "Plans").

      As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

      It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and not assessable.

      We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                    Sincerely,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ WILSON SONSINI GOODRICH & ROSATI
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